Back to Form 8-K
Exhibit 99.1

WellCare Announces Resignation of Chief Legal and Administrative Officer
TAMPA, Fla. (June 6, 2016) — WellCare Health Plans, Inc. (NYSE: WCG) announced today that Blair Todt, senior vice president, chief legal and administrative officer and secretary, is resigning effective June 17, 2016 to become chief legal officer at Health Care Service Corporation. Todt joined WellCare in 2010 as chief compliance officer.
“During his six years at WellCare, Blair made significant contributions to the company, including establishing a strong culture of compliance,” said Ken Burdick, WellCare’s chief executive officer. “On behalf of everyone at WellCare, we thank Blair for his service to the company and wish him much success in his new role.”
WellCare will immediately begin a search for a general counsel. Phillip Bisesi, vice president and assistant general counsel, will serve as interim general counsel. Bisesi rejoined WellCare in 2014 after serving as general counsel at Lovelace Health Plans. He has more than 23 years of experience in health plan operations, including Medicaid and Medicare managed care programs, mergers and acquisitions and governance, and has served in in-house and outside counsel roles.
About WellCare Health Plans, Inc.
Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, to families, children, seniors and individuals with complex medical needs. WellCare serves approximately 3.7 million members nationwide as of March 31, 2016. For more information about WellCare, please visit the company's website at www.wellcare.com or view the company's videos at https://www.youtube.com/user/WellCareHealthPlan.

Investor Relations
Angie McCabe
813-206-6958
angie.mccabe@wellcare.com

Media Relations
Crystal Warwell Walker
813-206-2697
crystal.walker@wellcare.com